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                              Exhibit (10)-2
                              Unicom Corporation and Commonwealth Edison Company Form 10-Q File Nos. 1-11375 and 1-1839

                      RETIREMENT AND SEPARATION AGREEMENT

     THIS RETIREMENT AND SEPARATION AGREEMENT ("Agreement") dated as of March 30, 1998, by and among James J. O'Connor ("Executive"), Commonwealth Edison Company ("ComEd") and Unicom Corporation ("Unicom") (both such corporations hereinafter referred to collectively as the "Company").

                                   RECITALS
                                   --------

     WHEREAS, the Executive has served as Chief Executive Officer of ComEd and Unicom, and as Chairman of the Board of Directors of each of them; and

     WHEREAS, the Executive has indicated his intention to retire from the Company; effective as of September 1, 1998 (the "Separation Date");

     NOW, THEREFORE, in consideration of the foregoing, the mutual promises, covenants and conditions hereinafter set forth, and other good and valuable consideration, the parties agree as follows:

1. Resignation of Executive. The Executive shall resign any and all positions he currently holds as an officer or director of ComEd, Unicom or any subsidiary thereof, effective as of March 16, 1998. The Executive shall remain on the ComEd payroll as an active employee and shall continue to be paid his current salary through August 31, 1998.

2. Severance Benefits. Subject to the Executive's execution of the Waiver and Release attached hereto as Appendix A and made a part hereof, the Company will provide the following benefits:

     (a) The Company agrees to pay to the Executive a severance payment equal to $3,056,000 (two times the sum of the Executive's current annual base salary and target annual incentive). Payment shall be made in a lump sum, net of applicable federal and state taxes which are required to be withheld, on the date which is at least eight days after the date on which the Executive returns the signed Waiver and Release, but no earlier than the Separation Date.

     (b) Long Term Performance Unit and Annual Incentive Awards to which the Executive is entitled and which are made or payable with respect to periods beginning on or after January 1, 1998 shall be prorated through August 31, 1998 and paid in accordance with the terms of the applicable programs.

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     (c)  ComEd will pay to the Executive, in a cash lump sum in accordance with its customary personnel practices, an amount equal to the value of 35 days of paid time off (PTO), or, if less, the number of PTO days remaining to the Executive's credit as of August 31, 1998.

     (d) Through August 31, 2008, the Executive will be entitled to a furnished office located in such space as the Company and the Executive shall agree, and to secretarial and office support services at the Company's expense. Such arrangements may be extended by mutual agreement of the parties for such additional period as the parties shall determine.

     (e) ComEd shall purchase the car currently leased for the Executive's use and shall transfer the title thereof to the Executive effective September 1, 1998.

     (f)  ComEd shall transfer to the Executive, effective September 1, 1998
          (1) the ComEd-owned home computer, and (2) any ComEd-owned cellular phones currently provided for the Executive's use.

     (g) ComEd will pay for the cost of financial counseling and tax preparation services for five years following the date of this Agreement. ComEd may, in its sole discretion, continue to pay for such services for such additional period as the parties shall determine.

     (h) ComEd shall pay to the Executive the amount necessary to reimburse the Executive for any federal or state income taxes payable to him (I) with respect to the benefits described in paragraphs 2(e) and 2(f)(1), and (II) with respect to the amount paid hereunder as reimbursement for such income taxes.

     Notwithstanding the preceding, in the event of (1) a breach by the Executive of any of the covenants contained in Sections, 4, 7 or 10 of this Agreement and a failure by the Executive to cure such breach within 10 days after his receipt of a written notice thereof from the Company, or (2) a breach by the Executive of any of the covenants contained in Section 6 of this Agreement, the Company shall be entitled to (I) require the Executive to promptly repay to the Company the amount which was payable to the Executive under Section 2(a), and (II) to discontinue any or all of the other payments or benefits provided to the Executive under this Section 2

3. Other Benefits. Except as provided in Section 2, above, the Executive's rights under any employee benefit or deferred compensation plans sponsored or maintained by the Company shall be determined in accordance with the provisions of such plans and shall not be affected in any way by this Agreement.

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4.   Publicity.  Until filed as an exhibit to the Company's quarterly report of the results of operations, neither the Executive nor the Company shall issue or cause the publication of any press release or other announcement with respect to the terms or provisions of this Agreement, nor disclose the contents hereof to any third party, without obtaining in each case the consent of the other parties hereto, which consent shall not be withheld where such release, announcement or disclosure shall be required by applicable law or administrative regulation or agency.

5. Confidential Information Defined. For the purposes hereof, the term "Confidential Information" shall mean any information not generally known in the relevant trade or industry, which was obtained from the Company, or which was learned, discovered, developed, conceived, originated or prepared during or as result of the performance of any services by the Executive on behalf of the Company and which falls within the following general categories:

     (a) information relating to trade secrets of the Company or any customer or supplier of the Company;

     (b) information relating to existing or contemplated products, services, technology, designs, processes, formulae, algorithms, research or product developments of the Company or any customer or supplier of the Company;

     (c) information relating to business plans or strategies, sales or marketing methods, methods of doing business, customer lists, customer usages and/or requirements, supplier information of the Company or any customer or supplier of the Company; and

     (d) any other confidential information which either the Company or any customer or supplier of the Company may reasonably have the right to protect by patent, copyright or by keeping it secret and confidential.

     The parties agree that Confidential Information, as defined herein, also qualifies as "confidences or secrets" within the meaning of the Illinois Rules of Professional Conduct.

6. Nondisclosure of Confidential Information. The Executive will not use for his own benefit, either direct or indirect, or disclose any Confidential Information obtained by the Executive during his employment with the Company at any time, to any other person, firm or corporation (except to the extent directly related to and required by the Executive's performance of duties assigned to the Executive by the Company) without the Company's prior written consent, except as may be required by the lawful order of a court or agency of competent jurisdiction. The Executive shall take all reasonable steps to safeguard such Confidential Information and to protect such information against disclosure, misuse, loss and theft. The Executive's obligations under this

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     paragraph with respect to any specific Confidential Information shall cease when that specific portion of Confidential Information becomes publicly known.

7.   Covenant Not to Compete; Non-Interference.

     (a) Competition. The Executive agrees that, for a period of two (2) years beginning on the Separation Date, without the prior written approval of the Company, he will not participate in the management of, be employed by . (whether as a common law employee or an independent contractor) or consult with, other than as provided in paragraph (b), below, or own any business enterprise that (1) engages in or proposes to engage in (I) the production, transmission, distribution, marketing or sale of electricity, or (II) any other business engaged in by the Company or its affiliates prior to the date hereof which represents, as of such date, or is projected by the Company and its affiliates as reflected in a business plan adopted prior to the date hereof to yield during any year within the first three-fiscal-year period commencing on or after the date hereof, more than 5% of the gross revenues of the Company and with respect to which the Executive had access to Confidential Information, and (2) which is located (I) anywhere in the United States, or (II) anywhere outside of the United States where the Company is engaged in or proposed as of such date to engage in any of such activities (a "Competing Business"); provided, however, that nothing in this paragraph 8(a) shall prohibit the Executive from owning stock or other securities of any such business amounting to less than five percent of the outstanding capital stock of such business where the Executive does not participate in the management, control or operation of such business.

     (b) Practice of Law. The Executive agrees that, for a period of two years beginning on the date hereof, he will not undertake, without first obtaining written consent from the General Counsel of the Company, the representation, as legal counsel, of any Competing Business: (1) in a litigation matter adverse to the Company or any of its affiliates; (2) in a regulatory or legislative matter where the position of the Competing Business is contrary to the position of the Company or any of its affiliates; (3) in a position adverse to the Company or any of its affiliates as part of a contract negotiation; or (4) in any other matter that would risk the disclosure of or involve any Confidential Information.

     (c) Interference. The Executive hereby agrees that, for a period of two years beginning on the date hereof, he will not (1) employ

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          any Key Employee (as defined below) or encourage any Key Employee to terminate his or her employment; (2) take any action which is intended to adversely affect the Company's or any of its affiliates' relationships with any person, firm, corporation, or other business organization who or which at any time (whether before or after the date hereof) was a Key Employee, or which, during the period commencing one year prior to the date hereof, was a material supplier of, or maintained a material supplier relationship with, any business of the Company or its affiliates, or (3) endeavor to entice away from the Company or any of its affiliates a Key Employee or a business which, during the period commencing one year prior to the date hereof, was a material customer (five or more megawatts) or material supplier of, or maintained a material business relationship with (other than as a customer or supplier), the Company or an affiliate. For purposes of this Section 8(c), "Key Employee" means any employee of the Company who is rated at Group Level 12 or above ("Group Level") or any employee of an affiliate of the Company who is rated at a level which is the equivalent of Group Level.

8. Reasonableness of Restrictive Covenants. The Executive acknowledges that the covenants contained in Sections 6 and 7 of this Agreement are reasonable in the scope of the activities restricted, the geographic area covered by the restrictions, and the duration of the restrictions, and that they are reasonably necessary to protect the Company's legitimate interests in its Confidential Information and in its relationships with its customers. The Company and the Executive further acknowledge that the covenants contained in Sections 6 and 7 are essential elements of this Agreement and that, but for the agreement of the Executive to comply with such covenants, the Company would not have agreed to enter into this Agreement.

     If a court of competent jurisdiction shall, in a final nonappealable order, limit or invalidate any provision of the covenants contained in Sections 6 or 7, then, in the event of a breach by the Executive of any of the covenants contained in Sections 6 or 7 of this Agreement, at the Company's sole discretion, (I) the Company shall require the Executive to promptly repay to the Company the amount which was payable to the Executive under
     Section 2(a), and shall be entitled to discontinue payment of any or all of the other payments or benefits provided to the Executive under Section 2;
     (II) the Executive agrees to enter into an agreement embodying the essential elements of the covenants contained in Sections 6 or 7 or both of them which is valid and enforceable; or (III) the parties shall agree to be bound by provisions with respect to Sections 6 or 7 which are reformed by the court pursuant to Section 11 hereof.

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     The Executive and the Company further acknowledge that nothing in this
     Agreement is intended to limit the application of the Illinois Rules of Professional Conduct.

     The Executive and the Company have independently consulted with their respective counsel and have been advised concerning the reasonableness and propriety of such covenants with specific regard to the nature of the business conducted by the Company. The Executive acknowledges that his observance of the covenants contained in Sections 6 and 7 of this Agreement will not deprive him of the ability to earn a livelihood or to support his dependents.

9. Remedies. In recognition of the confidential nature of the Confidential Information, and in recognition of the necessity of the limited restrictions imposed under Sections 6 and 7 of this Agreement, the parties agree that it is impossible to measure solely in money the damages which will accrue to the Company by reason of the Executive's failure to abide by any of his obligations under this Agreement. The Executive hereby specifically affirms the appropriateness of injunctive or other equitable relief in any such action. Accordingly, the Executive agrees that if he breaches any of the provisions of Sections 6 or 7, the Company shall have the right, in addition to any other remedies it may have under this Agreement or otherwise, to obtain in any court of competent jurisdiction injunctive relief to restrain any breach or threatened breach hereof or otherwise to specifically enforce any of the provisions hereof, and the Executive hereby waives any and all rights to assert any claim or defense that the Company has an adequate remedy at law for any breach. Disputes regarding the rights of the Company and the Executive hereunder as to which the Company has not sought equitable relief shall be resolved in a court of competent jurisdiction.

10. Non-Disparagement. The Executive agrees that he will not make any written or oral statement that brings Unicom or ComEd or any of its employees, officers or agents into disrepute, or tarnishes any of their images or reputations. The Executive further agrees not to publish, comment upon or disseminate any statements suggesting or accusing Unicom or ComEd or any of its agents, employees or officers of any misconduct or unlawful behavior. The Company agrees that neither the directors nor the officers of the Company nor any official spokesperson for the Company will make any written or oral statements that bring the Executive into disrepute or materially tarnishes his image or reputation. The Company further agrees not to publish or disseminate any statements suggesting or accusing the Executive of any misconduct or unlawful behavior, and to take all reasonable steps to prevent statements prohibited hereunder. The provisions of this Section 10 shall not apply to testimony as a witness, compliance with other legal obligations, assertion of or defense against any claim of breach of this Agreement, or any activity that otherwise may be required by the lawful order of a court or agency

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     of competent jurisdiction, and shall not require the Company or the
     Executive to make false statements or disclosures.

11. Partial Invalidity/Severability. If any provision of this Agreement shall be held invalid or unenforceable, the remainder nevertheless shall remain in full force and effect. If any provision is held invalid or unenforceable with respect to particular circumstances, it nevertheless shall remain in full force and effect in all other circumstances. Further, the covenants contained in Sections 6 and 7 of this Agreement shall be construed as independent of any other provision of this Agreement, and the existence of any claim or cause of action (whether predicated on this Agreement or otherwise) shall not constitute a defense to the enforcement by the Company of said covenants. In the event that any provision of this Agreement should be found by a court of competent jurisdiction to be unreasonable, invalid, or otherwise unenforceable, it is the desire of the parties hereto that (a) such provision be considered severable, and (b) such provision be reformed by such court so as to render it reasonable, valid, and enforceable, and that it be so enforced.

12. Benefit of Agreement. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, heirs, and legal representatives, including any person with which the Company may merge or consolidate. Insofar as the Executive is concerned, this Agreement, being personal, cannot be assigned.

13. Entire Agreement. This Agreement contains the entire agreement between the parties and constitutes the complete, final, and exclusive embodiment of their agreement with respect to the subject matters covered by this Agreement. This Agreement is executed without reliance upon any promise, warranty or representation, written or oral, by any party or any representative of any party other than those expressly contained herein and supersedes any other such promises, warranties, representations, or agreements.

14. Modifications and Waivers. No change, modification or waiver of any provision of this Agreement shall be valid or binding unless it is in writing, dated subsequent to the date hereof, and signed by the party intended to be bound. No waiver of any breach, term, or condition of this Agreement by either party shall constitute a subsequent waiver of the same or any other breach, term, or condition.

15. Construction. This Agreement shall be governed by, construed and enforced (both as to validity and performance) in accordance with the internal laws of the State of Illinois applicable to agreements made and to be performed wholly within such jurisdiction, without regard to principles of conflicts of law.

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16.  Post-Employment Communications.  Nothing in this Agreement, including
     Sections 4 or 10, shall be construed to prohibit the Executive from freely communicating with, including testifying in any administrative proceeding before, the Nuclear Regulatory Commission or the United States Department of Labor, or from otherwise addressing issues related to nuclear safety with any party or taking any other action protected under Section 211 of the Energy Reorganization Act.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written as indicated below.


                           Executive

                           __________________________________
                           James J. O'Connor

                           COMMONWEALTH EDISON COMPANY

                           By:_______________________________

                           UNICOM CORPORATION

                           By:_______________________________

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                                                               James J. O'Connor
                                                                      Appendix A

                               WAIVER AND RELEASE
                               ------------------

In exchange for the separation benefits described in that certain Retirement and Separation Agreement dated March 30, 1998 (the "Agreement"), which I acknowledge I am not otherwise entitled to receive, I freely and voluntarily agree to this Waiver and Release.

1. In signing this Waiver and Release, I hereby waive and release any and all claims that I may ever have had or that I now have against the following persons and organizations:

     a) Commonwealth Edison Company, Commonwealth Edison Company of Indiana, Unicom Corporation and any of their affiliates, successors and subsidiaries; and

     b) Any and all officers, directors, employees, shareholders and agents of Commonwealth Edison Company, Commonwealth Edison Company of Indiana, Unicom Corporation and any of their affiliates, successors or subsidiaries.

2. I understand and agree that, in signing this document, I am waiving and releasing any and all claims of whatever nature that I may ever have had or now have against the persons and organizations listed in paragraph 1. I understand and agree that among the claims that I am waiving and releasing are the following:

     a) Claims of age discrimination in employment under the federal Age Discrimination in Employment Act;

     b) Claims of race, color, sex, national origin, and religious discrimination in employment under Title VII of the Civil Rights Act of 1964, as amended, and the Civil Rights Act of 1866, 42 U.S.C.
          (S)1981, as amended;

     c) Claims of disability discrimination under the Americans with Disabilities Act;

     d) Claims of discrimination in employment under any state or local statute, ordinance, regulation, or constitution;

     e) Claims of breach of contract or claims or vacation, bonuses, incentive compensation or other benefits, except that nothing contained herein shall constitute a waiver or release of any claim or cause of action arising out of an alleged breach or other violation of any obligation under the Agreement; and

     f) Any common law or statutory claims of wrongful discharge and any other common law tort or statutory claims.

     I understand and agree that I am waiving and releasing any and all claims that I may ever have had or that I now have, regardless of their nature of origin, and that the fact that such claim is not listed in subparagraphs
     (a) through (f), above, does not mean that such claim is not included in this Waiver and Release.

3.   The existence of, and the terms of, the separation benefits described in the Agreement and in this Waiver and Release shall be confidential, and I will not engage in any action which might reveal the contents of the Agreement and this Waiver and Release to anyone, including but not limited to, past,
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                                                               James J. O'Connor
                                                                      Appendix A

     present or future employees of the released parties, other than to members of my immediate family or to tax, legal or financial advisers, except as may be required by the lawful order of a court or agency of competent jurisdiction. The Agreement and this Waiver and Release may, however, be used as evidence in a judicial proceeding in which any of the parties allege a breach or other violation of this agreement.

4. I agree that I have no present or future right to seek employment with Commonwealth Edison Company or Unicom Corporation. Further, I will not apply for, or seek consideration for, any employment, engagement, or contract with Commonwealth Edison Company or Unicom Corporation.

5. In signing this agreement, I agree and understand that this Waiver and Release will be binding not only on me but also on my heirs, administrators, and assigns with respect to the claims covered by this agreement. As of the date of my signing of this agreement, I have made no assignment of any claims against any of the persons or organizations described in paragraph 1.

6. The Agreement and this Waiver and Release may only be modified in writing, and any party's failure to enforce this agreement in the event of one or more events which violate this agreement shall not constitute a waiver of any right to enforce this agreement against subsequent violations.

7. I hereby acknowledge that, at the time I was given this Waiver and Release, I was informed in writing by Commonwealth Edison Company that I had at least twenty-one (21) days in which to consider whether I would sign this Waiver and Release. I also acknowledge that, at the time I was given this Waiver and Release, I was informed in writing that I should consult with an attorney before signing this agreement. I have had an opportunity to consult with any attorney and have either had such consultations or have decided of my own free will that I will sign this agreement without consulting with legal counsel.

8. I acknowledge that I have been informed that I may revoke my acceptance of this Waiver and Release by delivering a letter to S. Gary Snodgrass, Senior Vice President, One First National Plaza, 37th Floor, Chicago, IL 60690 within seven days of the date I have signed this agreement. I understand that this Waiver and Release will not become effective until the eighth day following my signing of this agreement. I understand and intend that, in the event I do not revoke my acceptance of this agreement within the seven-day period described in this paragraph, this Waiver and Release will be legally binding and enforceable.

9. This Waiver and Release shall, in all respects, be construed in accordance with and governed by the laws of the State of Illinois.

I STATE THAT I HAVE READ THE FOREGOING, THAT IN UNDERSTAND EACH OF ITS TERMS AND THAT I INTEND TO BE BOUND THERETO.


___________________________         _______________________________
Name (Print)                        Social Security Number


___________________________         _______________________________
Signature                           Date

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